Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Robert Caller	Media Contact: Marcus Prater
(702) 584-7982	(702) 584-7828
rcaller@ballytech.com	mprater@ballytech.com

BALLY TECHNOLOGIES ANNOUNCES FISCAL 2007 RESULTS

LAS VEGAS, Nov. 1, 2007 — Bally Technologies, Inc. (NYSE: BYI) announced today diluted earnings per share (“Diluted EPS”) for the fiscal year ended June 30, 2007, of $0.40 and revenue of $682.3 million.

The Company’s Chief Executive Officer, Richard M. Haddrill, commented, “Our fourth quarter fiscal 2007 financial results are beginning to reflect the improved financial and operational strength of Bally. In addition to a 31 percent increase in total revenue, we are pleased with our progress on margins, especially the 41 percent in game sale margins. We expect this momentum will continue to drive improved performance into fiscal 2008.”

The Company also announced it expects to file its Annual Report on Form 10-K for the fiscal year ended June 30, 2007 (“2007 Form 10-K”) and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 (collectively, the “Filings”) with the Securities and Exchange Commission on Friday, Nov. 2, 2007.

Fiscal 2007 Fourth Quarter Highlights

•	Total revenue increased to $202.4 million as compared with $154.9 million for the same period of the prior year, an increase of 31 percent.
•	Earnings were $18.5 million as compared with a loss of $12.0 million in the fourth quarter of last year.
•	Earnings per fully diluted share were $0.33 as compared with a fully diluted loss per share of $0.23 in the prior year.
•	Earnings per fully diluted share adjusted for share-based compensation (“Adjusted EPS”) were $0.37 compared with a $0.19 loss per share in the prior year.
•	Gaming Equipment revenues increased to $104.7 million from $71.5 million in the prior year, an increase of 46 percent.
•	The margin for gaming equipment sold increased to 41 percent for the fourth quarter from 35 percent in the third quarter of fiscal 2007.
•	The Company sold 7,241 new units as compared with 5,523 in the prior year, an increase of 31 percent.

•	Gaming Operations revenue increased to $50.6 million from $44.7 million in the third quarter of fiscal 2007, a sequential increase of 13 percent.
•	Gaming Operations revenue increased by 40 percent from $36.1 million in the prior year.
•	Revenues from the Company’s casino operations in Vicksburg, Miss., were $11.6 million as compared with $11.1 million in the prior period, an increase of 5 percent.

Fiscal 2007 Highlights

•	Total revenue increased to $682.3 million for the year as compared with $541.6 million in the prior year, an increase of 26 percent.
•	Net income increased to $22.3 million in the current year from a net loss of $46.1 million in the prior year.
•	Earnings per fully diluted share were $0.40 compared to a fully diluted loss per share of $0.88 in the prior year.
•	Earnings per fully diluted share adjusted for share-based compensation were $0.58 compared to a $0.72 loss per share in the prior year.
•	Gaming Equipment revenues increased to $324.1 million from $225.1 in the prior year, an increase of 44 percent.
•	The Average Selling Price (“ASP”) of new units increased 24 percent to $12,617 in fiscal 2007 from $10,182 in the prior year.
•	The Company sold 21,372 new units as compared with 17,887 in the prior year, an increase of 19 percent.
•	The margin for gaming equipment sold increased to 36 percent for fiscal 2007 as compared with 19 percent in the prior year.
•	Gaming Operations revenue increased to $176.4 million in fiscal 2007 from $147.0 million in the prior year, or 20 percent.
•	Systems revenue increased to $134.1 million from $120.5 million in the prior year, an increase of 11 percent.
•	Revenues from the Company’s casino operations in Vicksburg, Miss., were $47.7 million as compared with $49.0 million in the prior year, a decrease of 3 percent.
•	Adjusted EBITDA was $138 million, as compared with $50 million in the prior year.
•	Cash and cash equivalents increased to $40.8 million from $16.4 million in the prior year.

Financial Review

Unaudited summary financial information for the Bally Gaming and Systems segment for the three months ended March 31, 2007 and 2006 and the three months ended June 30, 2007 and 2006 are presented below:

	Three Months Ended March 31,				Three Months Ended June 30,
	2007	% Rev	2006	% Rev	2007	% Rev	2006	% Rev
	(in 000s)
Revenues
Gaming Equipment	$86.7	53%	$63.5	45%	$104.7	55%	$71.5	50%
Gaming Operations	44.7	28%	38.6	27%	50.6	26%	36.1	25%
Systems	30.8	19%	38.7	28%	35.4	19%	36.2	25%
Total revenues	$162.2	100%	$140.8	100%	$190.7	100%	$143.8	100%

Gross Margin
Gaming Equipment	$30.6	35%	$11.3	18%	$42.9	41%	$9.5	13%
Gaming Operations	26.1	58%	13.5	35%	32.1	63%	19.9	55%
Systems	23.4	76%	25.7	66%	27.1	77%	25.2	70%
Total gross margin	$80.1	49%	$50.5	36%	$102.1	54%	$54.6	38%

Selling, general and administrative	$41.8	26%	$37.7	27%	$45.1	24%	$42.6	30%
Impairment charges	—	—%	14.0	10%	—	—%	1.6	1%
Research and development costs	12.5	8%	12.2	9%	13.5	7%	11.9	8%
Depreciation and amortization	5.2	3%	4.9	3%	4.3	2%	4.7	3%
Operating income (loss)	$20.6	13%	$(18.3)	(13)%	$39.2	21%	$(6.2)	(4)%

	Three Months Ended March 31,		Three Months Ended June 30,
	2007	2006	2007	2006
Operating Statistics
New gaming devices sold	6,032	5,901	7,241	5,523
OEM units sold	—	324	—	121
New unit average selling price	$12,984	$9,082	$12,596	$10,633

End of period installed base:
Wide-area and local-area progressives	1,389	1,837	1,343	1,622
Rental and daily-fee games	5,331	2,865	6,196	3,422
Lottery systems	7,736	8,023	7,791	4,300
Centrally determined systems	33,275	25,627	35,729	27,437

Gaming Equipment.  Gaming Equipment revenue increased to $86.7 million in the third quarter of fiscal 2007, a 37 percent increase from the same period of the prior year. Revenues for the fourth quarter increased to $104.7 million, a 46 percent increase over the prior year primarily as a result of:

•                  An increase in new gaming device unit sales to 6,032 and 7,241 in the three months ended March 31, 2007 and June 30, 2007, respectively, as compared with 5,901 and 5,523 units, respectively, in the comparable periods of the prior year; and,

•                  An increase in the ASP of new gaming units, excluding OEM sales, as a result of:

•                  Low introductory pricing in the prior year related to the roll-out of devices based on the ALPHA OS platform;

•                       Increased pricing on a number of products during the second quarter of fiscal 2007; and

•                       Reduced discounts offered to our customers due to increased acceptance of our products.

Gaming Equipment Gross Margin:  Gaming Equipment gross margin increased to 35 percent and 41 percent, respectively, for the three month periods ended March 31 and June 30, 2007 from 18 percent and 13 percent, respectively, in the comparable periods of the prior year, primarily as a result of:

•                  A 43 percent and 18 percent increase in the ASP per unit for the three month periods ended March 31 and June 30, 2007, respectively;

•                  Lower inventory charges in the current quarterly periods when compared to the prior year. Inventory charges were higher in fiscal 2006 as a result of the decision to move to a single platform and the related disposal of legacy products and inventory; and,

•                  Manufacturing efficiencies due to increased volumes and lower manufacturing costs.

Gaming Operations.  Gaming Operations revenue increased $6.1 million, or 16 percent, for the three months ended March 31, 2007 and $14.5 million, or 40 percent, for the three months ended June 30, 2007 as compared with the prior year, primarily as a result of:

•                  An increase of $12.7 million, or 66 percent, and $16.2 million, or 81 percent, for the March 31 and June 30 quarters, respectively, in participation and rental revenue derived from:

•                  Our installed base of centrally determined games increased to 33,275 units as of March 31, 2007 and 35,729 units as of June 30, 2007 primarily due to games added in Washington,  Florida, Mexico, Texas and Wisconsin; and,

•                  Our installed base of rental and daily fee games increased to 5,331 units as of March 31, 2007 and 6,196 units as of June 30, 2007. The net change was primarily due to the popularity of our Hot Shot Progressive product line with an installed base of 1,844 units at March 31, 2007 and 2,305 units at June 30, 2007; and

•                  A decrease of $4.0 million, or 35 percent, in content license revenue in the three months ended March 31, 2007 when compared to the same period last year due to a decrease in lottery license revenue due to the removal of lottery systems in Iowa in May 2006 after a change in the state’s law; and,

•                  A decrease in linked progressive revenue of $2.6 million and $1.6 million for the quarterly periods ended March 31 and June 30, 2007, respectively, due to a decrease in the installed base of games at June 30, 2007 as compared with June 30, 2006.

Gaming Operations  Gross Margin: Gross margin increased to 58 percent and 63 percent in the three months ended March 31, 2007 and June 30, 2007, respectively, from 35 percent and 55 percent, in the comparable periods last year, primarily as a result of:

•                  A decrease in depreciation expense of $5.4 million in the three month period ended March 31, 2007 and an increase in depreciation expense of $0.2 million in the three month period ended June 30, 2007 when compared with the same periods of last year.  A change in fiscal 2006 in the estimated useful life and salvage values for certain gaming equipment used in the Gaming Operations division resulted in an increase in depreciation expense charged to cost of gaming operations in the three months ended March 31, 2006; and,

•                  A decrease of $2.1 million and $0.5 million in the three month periods ended March 31 and June 30, 2007, respectively, in expenses related to funding the progressive jackpot liability due to the decrease in the installed base of games and related revenue during the year.

Systems:  Systems revenue decreased $7.9 million, or 20 percent, in the quarter ended March 31, and $0.8 million, or 2 percent, in the quarter ended June 30, 2007.  During the six months ended June 30, 2007, the Systems division deferred a significant amount of revenue because it did not meet the criteria for revenue recognition.  Deferred revenue at June 30, 2007, which is primarily related to Systems, increased to $131.0 million from $87.3 million at Dec. 31, 2006.

Systems Gross Margin:  Systems gross margin increased to 76 percent and 77 percent in the three month periods ended March 31 and June 30, 2007, respectively, from 66 percent and 70 percent, respectively, in the same periods last year, primarily as a result of lower customer discounts.

Unaudited summary financial information for the Bally Gaming and Systems segment for the fiscal years ended June 30, 2007 and 2006 are presented below:

	Year Ended June 30,
	2007	% Rev	2006	% Rev
	(dollars in millions)
Revenues
Gaming Equipment	$324.1	51%	$225.1	46%
Gaming Operations	176.4	28%	147.0	30%
Systems	134.1	21%	120.5	24%
Total revenues	634.6	100%	492.6	100%

Gross Margin
Gaming Equipment	117.8	36%	42.1	19%
Gaming Operations	104.6	59%	65.6	45%
Systems	96.4	72%	87.9	73%
Total gross margin	318.8	50%	195.6	40%

Selling, general and administrative	169.0	27%	146.1	30%
Restructuring charges	—	—%	—	—%
Impairment charges	—	—%	15.6	3%
Research and development costs	51.9	8%	45.1	9%
Depreciation and amortization	18.1	3%	19.4	4%

Operating income (loss)	$79.8	13%	$(30.6)	(6)%

	Year Ended June 30,
	2007	2006
Operating Statistics:
New gaming devices sold	21,372	17,887
OEM units sold	1,605	771
New unit average selling price	$12,617	$10,182

End of period installed base:
Wide-area and local-area progressives	1,343	1,622
Rental and daily-fee games	6,196	3,422
Lottery systems	7,791	4,300
Centrally determined systems	35,729	27,437

Total revenues for the Bally Gaming Equipment and Systems segment increased $142.0 million, or 29 percent, in fiscal 2007, when compared with fiscal 2006, as a result of the following:

Gaming Equipment. Gaming Equipment revenue increased by $99.0 million, or 44 percent, primarily as a result of:

•                  An increase in new gaming device sales to 21,372 units in fiscal 2007 as compared with 17,887 units in fiscal 2006; and,

•                  An increase in the ASP per unit, excluding OEM sales, to $12,617 in fiscal 2007 as compared to $10,182 in fiscal 2006.  This was primarily the result of:

•                  Low introductory pricing in the prior year related to the roll-out of devices based on the then new Alpha OS platform; and,

•                  Increased pricing on a number of products during the second quarter of fiscal 2007 and reduced discounts offered to our customers due to increased acceptance of our products during the year.

Gaming Equipment Gross Margin: Gaming Equipment gross margin increased to 36 percent in fiscal 2007 from 19 percent, in the same period last year, primarily as a result of:

•                  A 24 percent increase in the ASP per unit, excluding OEM sales;

•                  A $4.0 million decrease in inventory write-downs in fiscal 2007 when compared with fiscal 2006. Inventory charges were higher in fiscal 2006 as a result of the decision to move to a single platform and the related disposal of legacy products and inventory;

•                  An $11.4 million increase in parts and conversion kits revenue at higher margins in fiscal 2007 when compared with fiscal 2006; and

•                  Manufacturing efficiencies due to increased volumes and lower manufacturing costs.

Gaming Operations. Gaming Operations revenue increased $29.4 million, or 20 percent, primarily as a result of:

•                  An increase of $45.2 million, or 61 percent, in participation and rental revenue primarily as a result of:

•                  Our installed base of centrally determined games increased 30 percent from 27,437 units as of June 30, 2006 to 35,729 units as of June 30, 2007 primarily due to games added in Washington,  Florida, Oklahoma, Texas and Wisconsin;

•                  Our installed base of rental and daily fee games increased 81 percent from 3,422 units as of June 30, 2006 to 6,196 units as of June 30, 2007 primarily due to the popularity of our Hot Shot product line with a net increase of 1,810 units installed during the fiscal year; and,

•                  Our installed base of lottery units increased 81 percent from 4,300 units as of June 30, 2006 to 7,791 units as of June 30, 2007 primarily due to additions of units at raceways connected to the New York Lottery.

•                  A decrease of $5.3 million, or 15 percent, in content licenses in fiscal 2007 when compared to fiscal 2006 primarily due to a decrease in daily fees generated from domestic lottery customers due to the removal of lottery systems in Iowa in May 2006 after a change in the state’s law; and

•                  A decrease in linked progressive revenue of $10.4 million, or 30 percent, due to a decrease in the installed base of games during the year.

Gaming Operations Gross Margin: Gross margin increased to 59 percent in fiscal 2007 from 45 percent in fiscal 2006 primarily as a result of:

•                  A decrease in depreciation expense of $5.5 million in fiscal 2007 when compared with fiscal 2006. A change in fiscal 2006 in the estimated useful life and salvage values for certain gaming equipment used in the Gaming Operations division resulted in higher depreciation expense charged to cost of gaming operations in fiscal 2006; and,

•                  A decrease of $9.8 million, or 64 percent, in expenses related to funding the progressive jackpot liability due to the decrease in the installed base of games and related revenue during the year.

Systems: Systems revenue increased $13.6 million, or 11 percent, primarily as a result of:

•                  An increase in our gaming monitoring units installed base by 13 percent in fiscal 2007, when compared with fiscal 2006, and an increase in our systems managed cashless games by 32 percent in fiscal 2007, when compared with fiscal 2006; and

•                  An increase of $5.8 million, or 20 percent, to $35.2 million in systems service and maintenance revenue in fiscal 2007, when compared with fiscal 2006, which is related to new and renewed contracts with customers.

Systems Gross Margin:  Systems gross margin decreased slightly to 72 percent in fiscal 2007 from 73 percent in fiscal 2006.

Selling, General and Administrative. Selling, general and administrative expense increased $22.9 million, or 16 percent, in fiscal 2007, when compared with fiscal 2006, primarily as a result of an increase in payroll and related expenses of $21.8 million, or 21 percent, due to increased staffing levels required to manage the 29 percent increase in Gaming and Systems revenue.  It includes a

$3.1 million increase in bonuses and commissions related to improvements in the Company’s operating results, $1.8 million in increased share-based compensation and restricted stock amortization expense, and $1.3 million in increased severance pay.

Research and Development Costs. Research and development costs increased 15 percent year over year as a result of our focus on technology assets and the competitive landscape that requires a continual investment in future generations of gaming products and systems.

Impairment Charges. During fiscal 2006, we recorded impairment charges of $15.6 million primarily related to intangible assets related to trade names and other intellectual property that were no longer recoverable.

Depreciation and Amortization. Depreciation and amortization expense decreased 7 percent in fiscal 2007, when compared to fiscal 2006, primarily as a result of the acceleration of depreciation and reduction of salvage values for certain assets during fiscal 2006, some of which became fully depreciated during the current period.

Income Tax Benefit (Expense).  The effective income tax rate for fiscal 2007 was approximately 29 percent. The effective tax rate was impacted by non-deductible share based compensation expense recognized for book purposes and approximately $1.1 million in income tax credits related to the retroactive reinstatement in December 2005 of research and development tax credits.

The Company expects that its effective income tax rate for fiscal 2008 will be in the range of 35-37 percent.

Restatement

Subsequent to the issuance of the Company’s consolidated financial statements for the year ended June 30, 2006 and in connection with the year-end closing process for 2007, the Company determined certain adjustments were required to be made for corrections of errors in its previously issued consolidated financial statements for the years ended June 30, 2006 and 2005.

The restatement had no effect on the consolidated balance sheets, the statements of stockholders’ equity or reported net income (loss) for any period.

These errors related to:

•                  Certain expenses that had been reported in prior periods as selling, general and administrative expenses, depreciation and amortization expense and other expenses which should have been recorded either as cost of sales or as contra-revenue;

•                  Certain promotional expenses, representing coupons redeemable for cash incentives, should have been presented as an offset against casino operations revenue in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-22, Accounting for “Points” and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to Be Delivered in the Future, and EITF Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products);

•                  Additions to certain leased gaming equipment previously reported as cash used in investing activities in its consolidated statements of cash flows for all periods prior to March 31,

2007 should have been presented as a change in inventory under cash used in operating activities; and

•                  Certain sales sourced from the United States directly to foreign customers as disclosed in Company’s Segment and Geographical Information footnote to its financial statements were included in revenue and operating income (loss) attributable to the United States geographic region and should have been classified as Europe or Other foreign based on the location of the customer.

As a result of these errors, the Company’s Board of Directors determined that the Company’s previously issued consolidated statements of operations and statements of cash flows for the years ended June 30, 2006 and 2005 will need to be restated. A summary of the restated balances is attached.

As a result, the Company’s existing financial statements (as previously restated) for its fiscal years ended June 30, 2005 and 2006 and for each of the quarterly periods in the years ended June 30, 2005 and 2006 and the related report of our independent registered public accounting firm included in its 2006 Form 10-K should no longer be relied upon.  The Filings will give effect to the restatement.

Fiscal 2008

The Company also reaffirmed its previous guidance for its fiscal year ending June 30, 2008.

Due to the additional time it has taken to complete the Filings, the Company does not expect to file its Quarterly Report on Form 10-Q for the fiscal quarter ended Sept. 30, 2007 by its Nov. 9, 2007 due date.

Non-GAAP Financial Measures

The following table reconciles the Company’s net income (loss), as determined in accordance with generally accepted accounting principles (“GAAP”), to Adjusted EBITDA:

	Year Ended June 30
	2007	2006
	(in 000s)
Net income (loss)	$22,328	$(46,071)
Interest expense, net	30,584	24,055
Income expense (benefit)	10,975	(24,012)
Depreciation and amortization	59,528	67,162
Impairment charges		15,581
Share-based compensation	15,070	12,919
Adjusted EBITDA	$138,485	$49,634

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including asset charges and share-based compensation) is a supplemental non-GAAP financial measure used by our management and is commonly used by industry analysts to evaluate our financial performance.  Adjusted EBITDA also provides useful information to investors regarding our ability to service debt. It is a commonly used financial analysis tool for measuring and comparing gaming companies in the areas of liquidity, operating performance, valuation and leverage.  Adjusted EBITDA should not be considered an alternative to operating income or net cash from operations as determined in accordance with generally accepted accounting principles (“GAAP”).

Companies do not calculate Adjusted EBITDA in the same manner and our presentation may not be comparable to those presented by other companies, including our principal competitors.

The following table reconciles the company’s diluted earnings per share, as determined in accordance with GAAP to Adjusted EPS:

	Three months ended June 30,		Twelve months ended June 30,
	2007	2006	2007	2006
Diluted EPS	$0.33	$(0.23)	$0.40	$(0.88)

Share-based compensation expense
(net of income tax benefit)	0.04	0.04	0.18	0.16

Adjusted Diluted EPS	$0.37	$(0.19)	$0.58	$(0.72)

The Company provides Adjusted EPS in this press release as additional information regarding the Company’s operating results.  Adjusted EPS adds back the after-tax impact of share-based compensation.  This measure is not in accordance with, or an alternative to GAAP, and may be different from non-GAAP earnings per share measures used by other companies, including our principal competitors.  The Company believes that this presentation of Adjusted EPS facilitates investors’ understanding of our historical operating trends, because it provides important supplemental information in evaluating the operating results of our business.  It provides investors with useful insight into our profitability exclusive of share-based compensation.

Internal Controls

The Company has concluded that as of June 30, 2007, its disclosure controls and procedures were not effective due to material weaknesses related to revenue recognition, the determination of the existence and valuation of inventory and insufficient personnel resources to adequately perform analytical review procedures.  These material weaknesses will be more fully described in the Company’s 2007 Form 10-K.

Recognized as the industry systems leader with more than 363,000 machines at casino, bingo, Class II, central determination and lottery locations worldwide — including more than 195 locations currently running Bally eTICKET™ on more than 233,000 slot machines — the Bally Technologies systems product line offers slot machine cash monitoring, table management, cashless, accounting, security, maintenance, marketing, promotional and bonusing capabilities, enabling operators to accurately analyze performance and accountability while providing an enhanced level of customer service.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates and distributes advanced gaming devices, systems and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives and Class II, lottery and central determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless and table management solutions. The Company also owns and operates Rainbow Casino in Vicksburg, Miss. Additional Company information, including the Company’s investor presentations, can be found at www.BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements.  Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information in this press release and represents that the information is only valid as of today’s date. All of the “go-live” and installation dates are subject to regulatory approvals and construction and installation timelines.

BALLY TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31 AND JUNE 30, 2007 AND 2006 (UNAUDITED)

AND THE TWELVE MONTHS ENDED JUNE 30, 2007 AND 2006 (UNAUDITED)

	Three months ended March 31,	Three months ended March 31,	Three months ended June 30,	Three months ended June 30,	Year ended June 30,	Year ended June 30,
	2007	2006	2007	2006	2007	2006
		(As restated)		(As restated)		(As restated)
Revenues:
Gaming equipment and systems	$117,513	$102,213	$140,123	$107,636	$458,231	$345,625
Gaming operations	44,731	38,570	50,642	36,179	176,412	147,029
Casino operations	12,974	13,783	11,624	11,053	47,675	48,993
	$175,218	$154,566	$202,389	$154,868	$682,318	$541,647
Costs and expenses:
Cost of gaming equipment and systems	63,452	65,230	70,039	72,847	244,040	215,592
Cost of gaming operations	18,645	25,062	18,527	16,271	71,838	81,442
Direct cost of casino operations	4,681	4,880	4,464	4,400	18,046	18,502
Selling, general and administrative	51,303	47,481	55,953	53,694	207,103	184,640
Research and development costs	12,536	12,200	13,513	11,845	51,912	45,087
Impairment charges	—	13,953	—	1,628	—	15,581
Depreciation and amortization	6,236	6,125	5,264	5,914	22,376	24,301
	156,853	174,931	167,760	166,599	615,315	585,145
Operating income (loss)	18,365	(20,365)	34,629	(11,731)	67,003	(43,498)
Other income (expense):
Interest income	680	925	951	1,037	2,957	3,454
Interest expense	(7,656)	(7,096)	(7,764)	(7,205)	(33,541)	(27,509)
Other, net	(37)	164	543	501	1,687	253
Income (loss) from continuing operations before income taxes and minority interest	11,352	(26,372)	28,359	(17,398)	38,106	(67,300)
Income tax benefit (expense)	(4,493)	9,839	(8,169)	5,338	(10,975)	24,012
Minority interest	(277)	(226)	(1,704)	(1,094)	(4,803)	(3,907)
Income (loss) from continuing operations	6,582	(16,759)	18,486	(13,154)	22,328	(47,195)
Income (loss) from discontinued operations, net of income taxes	—	—	—	1,124	—	1,124
Net income (loss)	$6,582	$(16,759)	$18,486	$(12,030)	$22,328	$(46,071)

Basic earnings (loss) per share:
Continuing operations	$0.12	$(0.32)	$0.35	$(0.25)	$0.42	$(0.90)
Discontinued operations	—	—	—	0.02	—	0.02
Total	$0.12	$(0.32)	$0.35	$(0.23)	$0.42	$(0.88)
Diluted earnings (loss) per share:
Continuing operations	$0.12	$(0.32)	$0.33	$(0.25)	$0.40	$(0.90)
Discontinued operations	—	—	—	0.02	—	0.02
Total	$0.12	$(0.32)	$0.33	$(0.23)	$0.40	$(0.88)
Weighted average common shares:
Basic	53,220	52,158	53,581	52,174	53,190	52,174
Diluted	55,662	52,158	56,434	52,174	55,543	52,174

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2007 AND 2006

	UNAUDITED
	2007	2006
	(in 000s, except share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$40,842	$16,425
Restricted cash	17,201	14,484
Accounts and notes receivable, net of allowances for doubtful accounts of $8,481 and $8,073	172,060	135,497
Inventories	81,151	69,995
Income taxes receivable	—	266
Deferred tax assets, net	59,486	51,374
Deferred cost of revenue	36,744	23,044
Other current assets	14,399	18,269
Total current assets	421,883	329,354
Restricted long-term investments	10,455	8,984
Long-term receivables	9,840	6,436
Property, plant and equipment, net of accumulated depreciation of $46,320 and $49,756	75,623	68,464
Leased gaming equipment, net of accumulated depreciation of $73,396 and $64,160	67,965	43,408
Goodwill	161,708	161,303
Intangible assets, net of accumulated amortization of $24,543 and $23,963	24,401	27,656
Deferred tax assets, net	18,457	20,048
Long-term deferred cost of revenue	28,376	14,659
Other assets, net	6,187	7,569
Total assets	$824,895	$687,881

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$44,045	$39,622
Accrued liabilities	56,427	58,791
Customer deposits	23,489	27,340
Jackpot liabilities	13,414	13,139
Deferred revenue	94,347	47,081
Income taxes payable	12,945	—
Current maturities of long-term debt and capital leases, including $2,381and $6,600 owed to related parties	12,271	12,864
Total current liabilities	256,938	198,837
Long-term debt and capital leases, net of current maturities, including $7,600 and $7,600 owed to related parties	321,583	315,482
Long-term deferred revenue	36,651	18,370
Other liabilities	9,321	10,430
Total liabilities	624,493	543,119
Minority interest	948	684

Commitments and contingencies

Stockholders’ equity:
Special stock, 10,000,000 shares authorized: Series E, $100 liquidation value; 115 shares issued and outstanding	12	12
Common stock, $.10 par value; 100,000,000 shares authorized; 54,612,000 and 52,880,000 shares issued and 54,025,000 and 52,354,000 shares outstanding	5,455	5,283
Treasury stock at cost, 587,000 and 526,000 shares	(1,894)	(665)
Additional paid-in capital	253,809	219,472
Accumulated other comprehensive income	1,119	1,351
Accumulated deficit	(59,047)	(81,375)
Total stockholders’ equity	199,454	144,078
Total liabilities and stockholders’ equity	$824,895	$687,881

	Year ended June 30, 2006				Year ended June 30, 2005
	As Previously Reported	Reclass	Adjustments	As Restated	As Previously Reported	Reclass	Adjustments	As Restated
	(in 000s)
Statement of Operations
Revenue:
Gaming equipment and systems	$494,498	$(147,029)	$(1,844)	$345,625	$431,070	$(130,983)	$(3,132)	$296,955
Gaming operations	—	147,029	—	147,029	—	130,983	—	130,983
Casino operations	52,646	—	(3,653)	48,993	52,037	—	(5,192)	46,845
Total revenue	547,144	—	(5,497)	541,647	483,107	—	(8,324)	474,783

Cost of gaming equipment and systems	291,948	(81,442)	5,086	215,592	241,486	(65,918)	4,245	179,813
Cost of gaming operations	—	81,442	—	81,442	—	65,918	—	65,918
Direct cost of casino operations	18,502	—	—	18,502	18,727	—	—	18,727
Selling, general and administrative expense	193,756	—	(9,116)	184,640	156,275	—	(12,376)	143,899
Research and development costs	45,087	—	—	45,087	43,366	—	—	43,366
Restructuring charges	—	—	—	—	3,654	—	—	3,654
Impairment charges	15,581	—	—	15,581	3,599	—	—	3,599
Depreciation and amortization	25,444	—	(1,143)	24,301	20,451	—	(193)	20,258
Total costs and expenses	590,318	—	(5,173)	585,145	487,558	—	(8,324)	479,234

Operating loss	(43,174)	—	(324)	(43,498)	(4,451)	—	—	(4,451)

Interest income	3,454	—	—	3,454	3,401	—	—	3,401
Interest expense	(27,509)	—	—	(27,509)	(18,321)	—	—	(18,321)
Loss on extinguishment of debt	—	—	—	—	(564)	—	—	(564)
Other income (expense), net	(71)	—	324	253	565	—	—	565

Loss from continuing operations before income taxes and minority interest	$(67,300)	$—	$—	$(67,300)	$(19,370)	$—	$—	$(19,370)

	Year Ended June 30, 2006			Year Ended June 30, 2005
	As Previously		As	As Previously		As
	Reported	Adjustments	Restated	Reported	Adjustments	Restated
	(in 000s)
Statement of Cash Flows
Other adjustments to reconcile net loss to net cash provided by operating activities	$1,647	$3,587	$5,234	$3,323	$620	$3,943
Change in inventories	(7,017)	(48,264)	(55,281)	(12,278)	(41,209)	(53,487)
Cash flows from operating activities	52,543	(44,677)	7,866	52,138	(40,589)	11,549

Additions to leased gaming equipment	(44,677)	44,677	—	(40,589)	40,589	—
Cash flows from investing activities	(60,731)	44,677	(16,054)	(65,149)	40,589	(24,560)

– BALLY TECHNOLOGIES, INC. –